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Exhibit 99.2

United Pan-Europe Communications NV (ticker: UPCOY, exchange: Nasdaq) News Release - Monday, 26 June 2000
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UPC To Acquire 25% Economic Stake In Telewest

AMSTERDAM, 26 June 2000 - United Pan-Europe Communications N.V. ("UPC") (AEX:UPC; NASDAQ: UPCOY) announced today that it will acquire a 25% economic interest in Telewest Communications plc (NASDAQ:TWSTY; London Stock Exchange:
TWT), the second largest broadband communications provider in the United Kingdom with approximately 4.7 million homes passed, 1.2 million cable subscribers and
1.7 million fixed line telephony subscribers.

Mark Schneider, Chairman and CEO of UPC, said: "We are extremely pleased to have secured such an important economic stake in Telewest, a key player in the highly attractive U.K. broadband market."

"We also look forward to working with Telewest management to explore broader strategic relationships between our two companies."

The economic interest in Telewest will be acquired by UPC from its parent company, UnitedGlobalCom ("United") (NASDAQ: UCOMA), as part of a series of related transactions announced today by United and Liberty Media Corporation ("Liberty") (NYSE: LMG.A and LMG.B) whereby Liberty will contribute to United its European and Latin American broadband assets in return for $ 200 million cash and 75.3 million Class B Shares of United.

The Liberty broadband assets contributed to United will include a non-voting, 99% economic interest in a limited liability company (LLC) which holds 724.3 million ordinary shares of Telewest, representing approximately 25% of the total issued share capital in Telewest. Subsequent to closing, United will contribute
the LLC interest to UPC in    exchange for 128.2 million shares of UPC,
increasing United's ownership in UPC from approximately 51% today to 61% on a pro forma basis. The remaining 1% of the LLC and sole management power over the LLC will be held by Liberty. UPC has a right to obtain this interest after clearance of all appropriate regulatory and third party approvals.

Gene Schneider, Chairman and CEO of United, said, "This series of transactions represents an important expansion of the UGC and UPC equity base while creating a long-term relationship in one of the worlds most innovative telecommunications and media companies. We are very pleased."

Closing of the transaction is subject to certain regulatory, shareholder and third party approvals which the parties expect to complete early in the fourth quarter.

Goldman Sachs International and UBS Warburg advised UPC on the transaction.

CS First Boston assisted Liberty on this transaction.

About Telewest:
Telewest is Britain's leading integrated broadband communications company. Telewest's broadband cable networks now pass more than 4.7 million homes, with more than 1.6 million households choosing Telewest for their multi-channel television, telephone and Internet services. In the business sector, Telewest's voice and data communications links are used by over 58,000 companies and other public and private sector organizations.Telewest recently acquired 100% of Flextech plc which is a major supplier of video channels, Internet content and interactive TV to cable, satellite and digital terrestrial platforms in the UK. Flextech is the BBC's commercial pay TV partner and also provides management services to Discovery.

About UPC:
Headquartered in Amsterdam, UPC is one of the most innovative broadband communications companies in Europe
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and owns and operates the largest pan-European group of broadband communication networks. UPC provides cable television, telephony, high-speed Internet access and programming services in eighteen countries across Europe and in Israel. As of March 31, 2000, on an aggregate basis (pro-forma for announced acquisitions), UPC's footprint reached 15.8 million franchised homes and 12.9 million homes passed with approximately 8.4 million basic cable subscribers. In addition, UPC systems had 271,400 residential telephony lines and 22,500 business telephony lines as well as 176,800 residential Internet subscribers and 4,300 business Internet subscribers. UPC is a consolidated subsidiary of Denver based UnitedGlobalCom, Inc. ("United") (NASDAQ: "UCOMA") and Microsoft has an interest of approximately 8.0% in UPC. UPC shares are traded on the Amsterdam Stock Exchange ("UPC") and NASDAQ ("UPCOY").

Contacts: For UPC: Henrietta Hirst, Managing Director of Group Corporate Communications, UPC Tel: +44 207 518 7996 Fax: +44 207 518 7981 Mobile: +44 788
074 2375. Email: henrietta@upclondon.com or Ruth Pirie, Director of Investor Relations, UPC Tel: +44 207 518 7980, Fax: +44 207 518 7981, Mobile: +44 778 841
7083, Email: rpirie@upclondon.com or Bert Holtkamp, Senior Manager Media Relations, Mob: + 31 6 5538 0594, E-mail: bholtkamp@upccorp.com

NOTE: Senior management from United, UPC and Liberty will review the transactions in a conference call and web cast which will begin at 10:00 a.m.
(EDT), 4:00 p.m. (CET) Monday. The call can be accessed by dialing 888-781-9185 (U.S.) or 00-1-706-634-0612 (International) and by using the pass code #834054 at least 10 minutes prior to start time. Replays of the conference call can be accessed approximately two hours following the call from June 26 to July 3, 2000 by dialing 800-642-1687 (U.S.) or 00-1-706-645-9291 (International) and by using the pass code #834054. The web cast will be available through the "Investor Relations" section of UnitedGlobalCom's web site located at www.unitedglobal.com.

NOTE: Except for historical information contained herein, this news release contains forward looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward looking statements include consummation of planned acquisitions, launch of new services and other statements concerning growth, as well as other factors detailed from time to time in the companies' filings with the Securities and Exchange Commission.
NOTE: Goldman Sachs International, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for UPC in connection with the transaction, and for no one else, and will not be responsible to anyone other than UPC for providing the protections afforded to customers of Goldman Sachs International or for providing advice in relation to the transaction or for the content of this Press Release.